                                   EXHIBIT 9

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in this Registration Statement on Form S-6 (File No. 333-31944) of our report dated February 23, 2000 relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and Subsidiaries, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 22, 2000 on our audits of the financial statements of the Protective Variable Life Separate Account, which appears in such Registration Statement. We also consent to the reference to our Firm under the heading "Independent Accountants."

PRICEWATERHOUSECOOPERS, LLP

Birmingham, Alabama
May 25, 2000